Exhibit 99.1

NEWS RELEASE

For information, contact:

Media – Susan Moore (713) 309-4645

Investors – Doug Pike (713) 309-7141

Lyondell Reports Fourth-Quarter and Full-Year 2005 Results

Full-Year 2005 Highlights

•	Lyondell reports full-year net income of $531 million, or $2.04 per share

•	$477 million year-to-year improvement

•	$1.36 billion of debt repaid in 2005; $1.66 billion since September 2004

4Q 2005 Highlights

•	Lyondell reports quarterly net income of $141 million, or 54 cents per share

•	Ethylene segment operating income increases to $337 million

•	Up $316 million versus third quarter

•	Hurricane-related issues at LCR resolved in early December; LCR operating income negatively impacted by approximately $130 million

HOUSTON (Jan. 26, 2006) – Lyondell Chemical Company (NYSE: LYO) today announced net income for the fourth quarter 2005 of $141 million, or 54 cents per share on a fully diluted basis. This compares with net income of $16 million, or 8 cents per share, for the fourth quarter 2004, and net income of $10 million, or 4 cents per share, for the third quarter 2005. For the full year 2005, Lyondell had net income of $531 million, or $2.04 per share, compared with 2004 net income of $54 million, or 29 cents per share.

Table 1 - Lyondell Earnings Summary

Millions of dollars except per share amounts	4Q 2005	4Q 2004 (a)	3Q 2005	Full Year 2005	Full Year 2004 (a)
Sales and other operating revenues	$5,000	$2,389	$4,790	$18,606	$5,946
Net income	141	16	10	531	54
Basic earnings per share	0.57	0.08	0.04	2.16	0.29
Diluted earnings per share (b)	0.54	0.08	0.04	2.04	0.29
Basic weighted average shares outstanding (millions)	246.7	200.5	246.5	245.9	183.2
Diluted weighted average shares outstanding (millions) (b)	260.3	207.7	260.4	260.0	186.0

(a)	Results include the operations of Equistar and Millennium prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s 70.5% interest in Equistar was accounted for as an equity investment.
(b)	Includes the dilutive effect of the convertible debentures, stock options and warrants.

Year-to-year profit improvements were driven by strong performance in the ethylene and propylene oxide segments coupled with the full-year ownership of Millennium Chemicals. This strength was partially offset by a decline in LYONDELL-CITGO Refining’s (LCR) results, which were impacted by maintenance early in the year and hurricane-related damage and outages in the fourth quarter.

Results reflect the following:

Millions of dollars (pre-tax)	4Q 2005		4Q 2004	3Q 2005		Full Year 2005		Full Year 2004
Debt refinancing and early payment	$17		$12	$6		$45		$18
Mutual insurance consortia losses	12		12	30		56		12
Hurricane (estimated lost production)	75	(a)	—	75-100	(a)	150-175	(a)	—
Lake Charles TDI plant shutdown	24		—	195		219		—
In-process Research & Development	—		64	—		—		64

(a)	Represents Lyondell’s percentage of LCR’s estimated lost production of $130 million.

“Much as expected, overall business conditions followed the strengthening trend established in late 2004, resulting in strong earnings improvement,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “Tight industry conditions were apparent in ethylene, propylene oxide and fuel components, all of which achieved very strong margins at various points during 2005. Despite the hurricanes and record-high raw material costs, our portfolio produced strong earnings and cash flow, enabling us to reduce debt by $1.36 billion during the year.”

OUTLOOK

At this time, industry operations have largely recovered from the disruptions of the 2005 hurricane season, and ethylene industry pricing is adjusting to a more balanced global supply and demand situation. After some pullback in December and January, there are signs of demand improvement, and a return to positive price momentum in a number of product areas is expected as early as February. Propylene oxide (PO) and PO derivatives markets have remained solid, while MTBE margins are at typical seasonal levels. Titanium dioxide volumes also have been strong, and LCR has operated at full capacity.

“We enter 2006 with both a positive global economic outlook and strong business conditions for the majority of our products. Ethylene, PO and PO derivatives, inorganic chemicals and LCR are all positioned for a strong year. However, 2006 represents a question mark for MTBE. On one hand, MTBE may benefit from continued tight refining conditions, while on the other U.S. refiners may choose to no longer use MTBE despite the obvious value that it brings to a structurally short gasoline pool,” added Smith. “We have prepared ourselves for either outcome.

“Operationally, our assets are running well; neither our ethylene facilities nor the LCR refinery have scheduled maintenance turnarounds, and our inventories are low. Financially, we are more than halfway to our debt reduction target, and our focus continues to be the application of excess cash toward debt reduction and the improvement of our balance sheet. In summary, our outlook for the year is very positive and we believe 2006 results will exceed 2005.”

LYONDELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

Lyondell operates in four segments: 1) Ethylene, co-products and derivatives; 2) Propylene oxide (PO) and related products; 3) Inorganic Chemicals; and 4) Refining, which includes Lyondell’s 58.75 percent ownership of LCR, a joint venture with CITGO Petroleum Corp.

Ethylene, Co-products and Derivatives Segment – The primary products of this segment are ethylene, ethylene co-products (propylene, butadiene and benzene), and derivatives of ethylene (polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM). Lyondell acquired Millennium on November 30, 2004; Millennium’s acetyls products are included in this segment.

Table 2 – Ethylene, Co-Products & Derivatives Financial Overview (a)

Millions of dollars	4Q 2005	4Q 2004(b)	3Q 2005	Full Year 2005	Full Year 2004(b)
Sales and other operating revenues	$3,380	$2,816	$2,988	$12,191	$9,316
Operating income	337	210	21	950	494
EBITDA (c)	438	290	116	1,334	809

(a)	See Table 6 for additional segment information.
(b)	For periods prior to January 1, 2005, the Ethylene, Co-Products and Derivatives information represents the historical operating results of Equistar on a 100% basis.
(c)	See Table 9 for reconciliations of segment EBITDA to net income of Lyondell and Equistar, respectively.

The following discussion addresses business results independent of ownership.

4Q05 v. 3Q05 – Ethylene and ethylene derivative product sales volumes were relatively unchanged versus the third quarter 2005. Average prices for the key products increased by 7 cents to 18 cents per pound, led by ethylene and polyethylene, which increased by 15 cents and 18 cents per pound, respectively. The company’s cost-of-ethylene-production metric (COE) increased by approximately 1 cent per pound versus the third quarter. Essentially all of this increase is attributed to the higher price of natural-gas-based raw materials. Acetyls results declined as price increases did not fully offset higher natural gas and ethylene costs.

4Q05 v. 4Q04 – Ethylene and ethylene derivative sales volumes decreased by approximately 285 million pounds. The quarterly average price of ethylene and polyethylene increased by 17 cents to 18 cents per pound, while the average ethylene glycol price decreased approximately 3 cents per pound. The company’s COE metric increased by approximately 7 cents per pound primarily due to increased costs for natural-gas-based raw materials. Increased co-product prices largely offset a $9-per-barrel increase in crude oil-based raw material costs.

2005 v. 2004 – Ethylene and ethylene derivative sales volumes decreased by 660 million pounds. The average annual price of ethylene and polyethylene increased by 9 cents and 13 cents per pound, respectively, while ethylene glycol increased by 3 cents per pound. The company’s COE metric increased by approximately 4 cents per pound. The cost of natural-gas-based raw materials accounted for the majority of the increase.

PO and Related Products Segment – The principal products of the PO and related products segment include PO, PO derivatives (propylene glycol, propylene glycol ethers, butanediol and butanediol derivatives), styrene, MTBE and toluene diisocyanate (TDI).

Table 3 – PO & Related Products Financial Overview (a)

Millions of dollars	4Q 2005	4Q 2004	3Q 2005	Full Year 2005	Full Year 2004
Sales and other operating revenues	$1,645	$1,427	$1,843	$6,568	$4,984
Operating income (loss) (b)	35	(34)	65	316	48
EBITDA (b) (c)	104	39	321	757	313

(a)	See Table 6 for additional segment information.
(b)	Operating income for the third quarter and full year 2005 included charges of $195 million related to shutdown of the Lake Charles, Louisiana, toluene diisocyanate plant, which are excluded from EBITDA.
(c)	See Table 9 for a reconciliation of segment EBITDA to net income of Lyondell.

4Q05 v. 3Q05 – Fourth-quarter 2005 operations were negatively impacted by a reduction of approximately $220 million in MTBE profitability as margins returned to typical seasonal levels during November and December after benefiting from extremely strong third-quarter margins. Average MTBE raw material margins declined by approximately 95 cents per gallon from the third quarter. PO and PO derivative product results were relatively unchanged as stronger volumes and prices were offset by increased raw material and natural gas costs. Styrene margins increased, improving results by approximately $15 million. TDI results were unchanged as improved business results were offset by costs of approximately $24 million related to shutdown of the Lake Charles TDI facility.

4Q05 v. 4Q04 – Versus the year-ago quarter, MTBE results improved by approximately $50 million, primarily due to strong October margins. PO and PO derivative results improved by approximately $20 million based on stronger margins. Combined styrene and TDI results were relatively unchanged as styrene results improved slightly and TDI results declined as a result of Lake Charles TDI shutdown costs.

2005 v. 2004 – Higher margins led to an approximate $325 million increase in MTBE results. PO and PO derivative product results improved by approximately $200 million, based on stronger margins as price increases more than offset a 9-cents-per-pound increase in raw material (propylene) prices. Styrene results were relatively unchanged. TDI performance fell by approximately $65 million due to lower margins and costs associated with the Lake Charles TDI shutdown.

Inorganic Chemicals Segment - The principal product of the inorganic chemicals segment is titanium dioxide (TiO2). Lyondell acquired Millennium, including this business, on November 30, 2004.

Table 4 – Inorganic Chemicals Financial Overview (a)

Millions of dollars	4Q 2005	4Q 2004(b)	3Q 2005	Full Year 2005	Full Year 2004(b)
Sales and other operating revenues	$355	$97	$345	$1,360	$97
Operating income (loss) (c)	(3)	6	(16)	18	6
EBITDA (c) (d)	26	15	3	128	15

(a)	See Table 6 for additional segment information.
(b)	Includes the Inorganic Chemicals segment prospectively from December 1, 2004.
(c)	Operating income (loss) included impairment charges of $7 million and $3 million for the fourth and third quarters of 2005, respectively, and $15 million for 2005 that are excluded from EBITDA.
(d)	See Table 9 for a reconciliation of segment EBITDA to net income of Lyondell.

The following discussion addresses the inorganics business independent of ownership.

4Q05 v. 3Q05 – Sales volumes were relatively unchanged at 162,000 metric tons while the average sales price increased by approximately $10 per metric ton. U.S. product prices increased by approximately $65 per metric ton, but were largely offset by dollar-based price declines outside the United States. Versus the third quarter, results were impacted by record high natural gas costs in the United States and the U.K.

4Q05 v. 4Q04 – Sales volumes were approximately 22,000 metric tons higher than the year-ago quarter while dollar-based prices were approximately $30 per metric ton higher. North and South American price increases were partially offset by lower European prices. Production costs increased due to higher raw material and natural gas costs coupled with plant reliability issues in the fourth quarter 2005.

2005 v. 2004 – Versus 2004, sales volumes declined by 47,000 metric tons, or 7 percent, in line with overall industry trends. Prices increased by approximately $180 per metric ton, but this was partially offset by higher raw material and natural gas costs. Finished product inventories were reduced significantly during 2005; however, due to high inventory-carrying values, sales from inventory did not significantly contribute to profits but did generate significant cash flow.

Refining Segment - Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil. This position is accounted for on the equity method.

Table 5 - Refining Financial Overview – 100% Basis (a)

Millions of dollars	4Q 2005	4Q 2004	3Q 2005	Full Year 2005	Full Year 2004
Sales and other operating revenues	$1,440	$1,564	$2,202	$6,741	$5,603
Operating income (loss)	(23)	165	100	232	516
EBITDA (b)	7	193	130	348	645

(a)	The Refining segment information presented above represents the historical operating results of LCR on a 100% basis. See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income of LCR.

4Q05 v. 3Q05 – Results declined significantly due to fluid catalytic cracking unit downtime and subsequent refinery crude rate reductions related to Hurricane Rita. Total crude consumption averaged 169,000 barrels per day, a decline of 76,000 barrels per day versus the third quarter and 99,000 barrels per day less than operating capacity. Venezuelan contract (CSA) crude volumes averaged 146,000 barrels per day while spot crude averaged 23,000 barrels per day. Results were further negatively impacted by increased natural gas costs, the majority of which will be offset over time by adjustments in the CSA contract factors.

4Q05 v. 4Q04 – Business drivers and the analysis of results are similar to the comparison to third-quarter 2005 results presented in the previous paragraph.

2005 v. 2004 – LCR results declined significantly from record 2004 earnings. Reduced crude oil consumption related to second-quarter maintenance and Hurricane Rita were the primary drivers of the shortfall. These events led to a 48,000 barrel-per-day decline in total crude consumption in 2005 versus 2004. Increased natural gas prices and lower aromatic margins also pressured results, but were more than offset by an $8-per-barrel increase in spot crude margins.

Cash Distributions and Debt Reduction

LCR to Lyondell Chemical Company - During the fourth quarter 2005, Lyondell Chemical Company made a net contribution to LCR of $12 million. During 2005, net distributions received were $175 million versus $341 million in 2004.

Equistar to Lyondell Chemical Company and Millennium – During the fourth quarter 2005, Lyondell Chemical Company received $176 million of distributions from Equistar, and for the full year 2005 distributions to Lyondell Chemical Company were $511 million. Millennium received $74 million from Equistar during the fourth quarter and $214 million during 2005. During 2004, Equistar distributions to its owners totaled $315 million.

Millennium to Lyondell Chemical Company - There were no dividends paid by Millennium to Lyondell Chemical Company during 2005.

Debt reduction – During the fourth quarter 2005, Lyondell paid $422 million toward debt reduction, of which $22 million was Millennium debt. For the full year 2005, Lyondell paid $1.36 billion toward debt reduction, including $259 million of Millennium debt.

CONFERENCE CALL

Lyondell will host a conference call today, Jan. 26, 2006, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO; Morris Gelb, Executive Vice President and COO; T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. – toll free) and 517-645-6239 (international). The passcode for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET Jan. 26 to 6 p.m. ET on Feb. 3. The dial-in numbers are 866-490-2543 (U.S.) and 203-369-1699 (international). The passcode for each is 5549. Web replay will be available at 2:30 p.m. ET Jan. 26 on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET Jan. 26 at www.lyondell.com/earnings.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell’s November 30, 2004 acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, availability, cost and price volatility of raw materials and utilities; supply/demand balances; industry production capacities and operating rates; cyclical nature of the chemical and refining industries; operating interruptions; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; competitive products and pricing; risks of doing business outside of the U.S.; legal, tax and environmental proceedings; access to capital markets; technological developments; and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2004, the Lyondell, Equistar and Millennium Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005, and the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2005, which will be filed with the SEC in March 2006.

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SOURCE: Lyondell Chemical Company; Equistar Chemicals, LP; Millennium Chemicals Inc.

Table 6 - Selected Unaudited Segment Financial Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2005	December 31,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues (b)
Ethylene, Co-Products & Derivatives	$3,380	$2,816	$2,988	$12,191	$9,316
PO & Related Products	1,645	1,427	1,843	6,568	4,984
Inorganic Chemicals	355	97	345	1,360	97
Refining	1,440	1,564	2,202	6,741	5,603

Operating income (loss)
Ethylene, Co-Products & Derivatives	$337	$210	$21	$950	$494
PO & Related Products (c)	35	(34)	65	316	48
Inorganic Chemicals (d)	(3)	6	(16)	18	6
Refining	(23)	165	100	232	516

Depreciation and amortization
Ethylene, Co-Products & Derivatives	$102	$79	$95	$388	$313
PO & Related Products	58	63	59	235	249
Inorganic Chemicals	22	8	26	98	8
Refining	30	28	30	116	115

EBITDA (e)
Ethylene, Co-Products & Derivatives	$438	$290	$116	$1,334	$809
PO & Related Products (c)	104	39	321	757	313
Inorganic Chemicals (d)	26	15	3	128	15
Refining	7	193	130	348	645

Capital expenditures
Ethylene, Co-Products & Derivatives	$52	$32	$34	$155	$101
PO & Related Products	8	13	6	36	49
Inorganic Chemicals	21	5	13	53	5
Refining	55	29	38	176	71

(a)	The EC&D data for periods prior to January 1, 2005 represents Equistar results on a 100% basis. Prior to December 1, 2004, Equistar was accounted for as an equity investment. See Table 14 for additional Equistar financial information. See Table 8 for a reconciliation of segment information for the year ended December 31, 2005 to consolidated Lyondell financial information. See Table 10 for PO and Related Products data for the year ended December 31, 2005. The Refining information presented above represents the historical operating results of LCR on a 100% basis. See Table 20 for additional LCR financial information. The Inorganic Chemicals segment is presented prospectively from December 1, 2004.
(b)	Sales include sales to affiliates and intersegment sales.
(c)	Operating income for the third quarter and full year 2005 included charges of $195 million related to shutdown of the Lake Charles, Louisiana, toluene diisocyanate plant, which are excluded from EBITDA.
(d)	Inorganic Chemicals operating income (loss) included impairment charges of $7 million and $3 million for the fourth and third quarters of 2005, respectively, and $15 million for 2005 that are excluded from EBITDA.
(e)	See Table 9 for reconciliation of segment EBITDA to net income.

Table 7 - Selected Segment Sales Volumes (a) (b)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2005	December 31,
	2005	2004		2005	2004
Ethylene, Co-Products and Derivatives (in millions)
Ethylene and derivatives (pounds)	2,799	2,881	2,834	11,389	11,194
Polyethylene included above (pounds)	1,258	1,460	1,409	5,345	5,703
Co-products, nonaromatic (pounds)	1,953	2,029	1,899	7,749	7,942
Aromatics (gallons)	103	105	100	412	377

PO and Related Products (in millions)
PO and derivatives (pounds)	831	885	790	3,236	3,330
Co-products:
Styrene monomer (pounds)	905	997	953	3,885	3,720
MTBE and other TBA derivatives (gallons)	300	289	298	1,178	1,114

Inorganic Chemicals (thousand metric tons)
TiO2	162	45	160	618	45

Refined products (thousand barrels per day)
Gasoline	66	119	125	104	118
Diesel and heating oil	63	92	85	80	95
Jet fuel	8	17	16	13	17
Aromatics	8	7	7	8	8
Other refined products	90	105	92	86	96

Total refined products volumes	235	340	325	291	334

Refinery Runs
Crude processing rates (thousand barrels per day)
Crude Supply Agreement	146	235	212	185	237
Other crude oil	23	26	33	32	28

Total crude oil	169	261	245	217	265

(a)	The EC&D data for periods prior to January 1, 2005 represent Equistar results on a 100% basis. Prior to December 1, 2004, Equistar was accounted for as an equity investment. The Refining information presented above represents the historical operating results of LCR on a 100% basis. The Inorganic Chemicals segment is presented prospectively from December 1, 2004.
(b)	Sales volumes include sales to affiliates and intersegment sales.

Table 8 - Reconciliation of Segment Information to Consolidated Lyondell Financial Information

(Millions of dollars)	Sales and other operating revenues	Operating income (loss)	Depreciation and amortization	Capital expenditures
For the three months ended December 31, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$3,380	$337	$102	$52
PO & Related Products	1,645	35	58	8
Inorganic Chemicals	355	(3)	22	21
Other (a)	(380)	(6)	2	3

Total	$5,000	$363	$184	$84

For the twelve months ended December 31, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$12,191	$950	$388	$155
PO & Related Products	6,568	316	235	36
Inorganic Chemicals	1,360	18	98	53
Other (a)	(1,513)	(16)	8	5

Total	$18,606	$1,268	$729	$249

For the three months ended September 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$2,988	$21	$95	$34
PO & Related Products	1,843	65	59	6
Inorganic Chemicals	345	(16)	26	13
Other (a)	(386)	(5)	2	—

Total	$4,790	$65	$182	$53

(a)	Includes elimination of intersegment transactions and items not allocated to segments.

Table 9 - Reconciliation of Segment EBITDA to Net Income

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2005	December 31,
(Millions of dollars)	2005	2004		2005	2004
LYONDELL
Segment EBITDA:
Ethylene, Co-Products & Derivatives (a)	$438	$145	$116	$1,334	$145
PO & Related Products	104	39	321	757	313
Inorganic Chemicals (b)	26	15	3	128	15
Other	(3)	(3)	(1)	(5)	(3)
Add:
Income from equity investment in Equistar	—	48	—	—	141
Income (loss) from equity investment in LCR	(16)	95	53	123	303
Deduct:
Depreciation and amortization	(184)	(103)	(182)	(729)	(289)
Interest expense, net	(141)	(124)	(149)	(603)	(449)
(Provision for) benefit from income taxes	(59)	(3)	54	(219)	(23)
Intercompany profit elimination	—	(15)	—	—	(15)
Purchased in process R&D	—	(64)	—	—	(64)
Charges related to toluene diisocyanate plant and other assets	(7)	(2)	(198)	(210)	(2)
Debt prepayment premiums and charges	(17)	(12)	(7)	(45)	(18)

Lyondell net income	$141	$16	$10	$531	$54

Equistar EBITDA (c)		$290			$809
Deduct:
Depreciation and amortization		(79)			(313)
Interest expense, net		(55)			(220)

Equistar net income		$156			$276

Refining EBITDA (d)	$7	$193	$130	$348	$645
Deduct:
Depreciation and amortization	(30)	(28)	(30)	(116)	(115)
Interest expense, net	(12)	(6)	(9)	(38)	(30)

LCR net income (loss)	$(35)	$159	$91	$194	$500

(a)	The EC&D segment information reflects the consolidation of Millennium and Equistar prospectively from December 1, 2004. For periods prior to December 1, 2004, Equistar was accounted for as an equity investment. See Tables 14 and 17 for additional Equistar and Millennium financial information, respectively.
(b)	The Inorganic Chemicals segment information reflects the consolidation of Millennium prospectively from December 1, 2004.
(c)	The Equistar information presented represents the historical operating results of Equistar on a 100% basis.
(d)	The Refining information presented represents the historical operating results of LCR on a 100% basis. See Table 20 for additional LCR financial information.

Table 10 - Lyondell Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2005	December 31,
(Millions of dollars, except per share data)	2005	2004		2005	2004
Sales and other operating revenues	$5,000	$2,389	$4,790	$18,606	$5,946
Cost of sales	4,469	2,166	4,353	16,485	5,468
Charges related to toluene diisocyanate plant	24	—	195	219	—
Selling, general and administrative expenses	121	138	154	543	287
Research and development expenses	23	17	23	91	41
Purchased in-process research and development	—	64	—	—	64

Operating income	363	4	65	1,268	86
Income from equity investment in Equistar	—	48	—	—	141
Income (loss) from equity investment in LCR	(16)	95	53	123	303
Income from other equity investments	(1)	4	2	1	7
Interest expense, net	(141)	(124)	(149)	(603)	(449)
Other expense, net	(5)	(8)	(15)	(39)	(11)

Income (loss) before income taxes	200	19	(44)	750	77
Provision for (benefit from) income taxes	59	3	(54)	219	23

Net income	$141	$16	$10	$531	$54

Basic earnings per share:	$0.57	$0.08	$0.04	$2.16	$0.29

Diluted earnings per share:	$0.54	$0.08	$0.04	$2.04	$0.29

Weighted average shares (in millions):
Basic	246.7	200.5	246.5	245.9	183.2

Diluted	260.3	207.7	260.4	260.0	186.0

(a)	Results of operations include the operations of Equistar and Millennium prospectively from December 1, 2004. Prior to December 1, 2004, Equistar was accounted for as an equity investment.

Table 11 - Lyondell Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2005	2004
Net income	$531	$54
Adjustments:
Depreciation and amortization	729	289
Charges related to toluene diisocyanate plant	195	—
Income from equity investments	(124)	(451)
Distributions of earnings from affiliates	123	424
Deferred income taxes	143	19
Purchased in-process research and development	—	64
Debt prepayment charges and premiums	45	18
Changes in assets and liabilities:
Accounts receivable	(156)	24
Inventories	(94)	(137)
Accounts payable	292	(11)
Other, net	(92)	61

Cash provided by operating activities	1,592	354

Expenditures for property, plant and equipment	(249)	(70)
Distributions from affiliates in excess of earnings	183	95
Contributions and advances to affiliates	(148)	(53)
Cash received in acquisition of Millennium	—	367
Cash received in acquisition of Equistar	—	85
Other	3	—

Cash provided by (used in) investing activities	(211)	424

Repayment of long-term debt	(1,510)	(319)
Issuance of long-term debt	100	4
Dividends paid	(222)	(127)
Proceeds from stock option exercises	48	25
Other	6	1

Cash used in financing activities	(1,578)	(416)

Effect of exchange rate changes on cash	(14)	4

Increase (decrease) in cash and cash equivalents	$(211)	$366

(a)	Equistar and Millennium became wholly owned subsidiaries as of December 1, 2004. Prior to December 1, 2004, Lyondell’s investment in Equistar was accounted for on an equity basis.

Table 12 - Lyondell Unaudited Balance Sheet Information

(Millions of dollars)	December 31, 2005	December 31, 2004
Cash and cash equivalents	$593	$804
Accounts receivable, net	1,677	1,587
Inventories	1,657	1,619
Prepaid expenses and other current assets	176	171
Deferred tax assets	131	276

Total current assets	4,234	4,457
Property, plant and equipment, net	6,530	7,215
Investments and long-term receivables:
Investment in PO joint ventures	776	838
Investment in and receivable from LCR	186	229
Other investments and long-term receivables	114	123
Goodwill, net	2,245	2,175
Other assets, net	856	924

Total assets	$14,941	$15,961

Current maturities of long-term debt	$319	$308
Accounts payable	1,453	1,205
Accrued liabilities	797	782

Total current liabilities	2,569	2,295
Long-term debt	6,117	7,555
Other liabilities	1,722	1,780
Deferred income taxes	1,488	1,477
Minority interest	180	181
Stockholders’ equity (247,050,234 and 243,684,998 shares outstanding at December 31, 2005 and 2004, respectively)	2,865	2,673

Total liabilities and stockholders’ equity	$14,941	$15,961

Table 13 - Lyondell Selected Equity Investment Activity

(Millions of dollars)	For the three months ended December 31, 2005	For the twelve months ended December 31, 2005
Investment in LCR, beginning of period	$(86)	$(37)
Lyondell’s share of LCR net income (loss)	(16)	123
Cash distributions from LCR	(42)	(303)
Cash contributions to LCR	54	128
Other	—	(1)

Investment in LCR, end of period	$(90)	$(90)

		December 31, 2005
Investment in and receivable from LCR
Investment in LCR		$(90)
LCR note receivable		229
LCR interest receivable		47

Total		$186

Tables 13 through 22 represent additional financial information on a 100% basis for Equistar, Millennium and LCR.

Table 14 - Equistar Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2005	December 31,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues (b)	$3,258	$2,816	$2,867	$11,686	$9,316
Cost of sales	2,847	2,524	2,776	10,487	8,587
Selling, general and administrative expenses	47	71	53	198	205
Research and development expenses	8	11	8	33	34
Gain on asset dispositions	—	—	—	—	(4)

Operating income	356	210	30	968	494
Interest expense, net	(54)	(55)	(56)	(218)	(220)
Other income (expense), net	—	1	(2)	(2)	2

Net (loss) income (c)	$302	$156	$(28)	$748	$276

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 15 - Equistar Unaudited Balance Sheet Information (a)

(Millions of dollars)	December 31, 2005	December 31, 2004
Cash and cash equivalents	$215	$39
Accounts receivable, net	924	826
Inventories	657	582
Prepaid expenses and other current assets	53	43

Total current assets	1,849	1,490
Property, plant and equipment, net	3,063	3,167
Investments	58	60
Other assets, net	350	357

Total assets	$5,320	$5,074

Current maturities of long-term debt	$150	$1
Accounts payable	735	532
Accrued liabilities	275	273

Total current liabilities	1,160	806
Long-term debt	2,161	2,312
Other liabilities and deferred revenues	416	395
Partners’ capital	1,583	1,561

Total liabilities and partners’ capital	$5,320	$5,074

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 16 - Equistar Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2005	2004
Net income	$748	$276
Adjustments:
Depreciation and amortization	322	313
Deferred maintenance turnaround expenditures	(51)	(55)
Gain on asset dispositions	—	(4)
Changes in assets and liabilities:
Accounts receivable (b)	(96)	(216)
Inventories	(69)	(174)
Accounts payable	197	30
Other, net	(4)	45

Cash provided by operating activities	1,047	215

Expenditures for property, plant and equipment	(153)	(101)
Proceeds from sales of assets	3	41

Cash used in investing activities	(150)	(60)

Repayment of long-term debt	(1)	—
Distributions to owners	(725)	(315)
Other	5	—

Cash used in financing activities	(721)	(315)

Increase (decrease) in cash and cash equivalents	$176	$(160)

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in December 2005 and 2004 that otherwise would have been expected to be collected in January 2006 and 2005 of the respective years. This included $84 million and $66 million from Occidental Chemical Corporation in December 2005 and 2004, respectively.

Table 17 - Millennium Unaudited Income Statement Information (a) (c)

	For the three months ended		For the twelve months ended December 31, 2005
(Millions of dollars)	December 31, 2005	September 30, 2005
Sales and other operating revenues (b)	$502	$489	$1,959
Cost of sales	478	448	1,715
Selling, general and administrative expenses	29	77	194
Research and development expenses	6	5	23
Asset impairments	7	3	15
Combination costs	—	2	2

Operating income (loss)	(18)	(46)	10
Interest expense, net	(39)	(24)	(112)
Other income (expense), net	3	(18)	(19)

Loss before equity investment, minority interest and income taxes	(54)	(88)	(121)
Income (loss) from equity investment in Equistar	89	(8)	221

Income (loss) before income taxes and minority interest	35	(96)	100
Provision for (benefit from) income taxes	36	(26)	67

Income (loss) before minority interest	(1)	(70)	33
Minority interest	(1)	(2)	(5)

Net income (loss)	$(2)	$(72)	$28

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	The fourth and third quarters and full year 2005 included $13 million, $39 million and $58 million, respectively, of charges representing revisions to Lyondell’s previous estimates of expected future environmental remediation spending.

Table 18 - Millennium Unaudited Balance Sheet Information (a)

(Millions of dollars)	December 31, 2005	December 31, 2004
Cash and cash equivalents	$279	$344
Accounts receivable, net	361	336
Inventories	429	414
Prepaid expenses and other current assets	79	61

Total current assets	1,148	1,155
Property, plant and equipment, net	647	707
Investments	464	457
Goodwill	104	104
Other assets, net	110	107

Total assets	$2,473	$2,530

Current maturities of long-term debt	$169	$7
Accounts payable	367	294
Accrued liabilities	156	153

Total current liabilities	692	454
Long-term debt	966	1,398
Other liabilities	644	536
Deferred income taxes	167	164
Minority interest	42	33
Stockholder’s deficit (100,000,000 shares authorized; 66,135,816 shares outstanding)	(38)	(55)

Total liabilities and stockholders’ equity	$2,473	$2,530

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 19 - Millennium Unaudited Cash Flow Information (a)

(Millions of dollars)	For the twelve months ended December 31, 2005
Net income	$28
Adjustments:
Asset impairments	15
Depreciation and amortization	107
Debt prepayment charges and premiums	11
Deferred income taxes	(3)
Income from equity investment in Equistar	(221)
Distributions of earnings from Equistar	214
Changes in assets and liabilities:
Accounts receivable	(28)
Inventories	(20)
Accounts payable	77
Other, net	93

Cash provided by operating activities	273

Expenditures for property, plant and equipment	(60)

Cash used in investing activities	(60)

Repayment of long-term debt	(372)
Issuance of long-term debt	100
Contribution from Lyondell	6
Distributions to minority interests	(6)
Other	2

Cash used in financing activities	(270)

Effect of exchange rate changes on cash	(8)

Decrease in cash and cash equivalents	$(65)

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 20 - LCR Unaudited Income Statement Information

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2005	December 31,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues (a)	$1,440	$1,564	$2,202	$6,741	$5,603
Cost of sales	1,446	1,385	2,091	6,458	5,028
Selling, general and administrative expenses	17	14	11	51	59

Operating income (loss)	(23)	165	100	232	516
Interest expense, net	(12)	(6)	(9)	(38)	(30)
Other income	—	—	—	—	14

Net income (loss) (b)	$(35)	$159	$91	$194	$500

EBITDA (c)	$7	$193	$130	$348	$645

(a)	Sales and other operating revenues include sales to affiliates.
(b)	As a partnership, LCR is not subject to federal income taxes.
(c)	See Table 9 for reconciliation of LCR’s net income to EBITDA.

Table 21 - LCR Unaudited Balance Sheet Information

(Millions of dollars)	December 31, 2005	December 31, 2004
Total current assets	$418	$359
Property, plant and equipment, net	1,328	1,227
Other assets, net	86	61

Total assets	$1,832	$1,647

Current maturities of long-term debt	$5	$5
Other current liabilities	800	583
Long-term debt	439	443
Loans payable to partners	264	264
Other liabilities	113	112
Partners’ capital	211	240

Total liabilities and partners’ capital	$1,832	$1,647

Table 22 - LCR Unaudited Cash Flow Information

	For the twelve months ended December 31,
(Millions of dollars)	2005	2004
Cash flow from operations	$439	$667
Capital expenditures	176	71
Depreciation and amortization	116	115